Exhibit 99.1

FOR IMMEDIATE RELEASE

April 4, 2022

ART’S WAY MANUFACTURING ANNOUNCES 18.9% INCREASE IN AGRICULTURAL PRODUCTS SEGMENT REVENUE OVER PRIOR YEAR FOR FIRST QUARTER OF FISCAL 2022, 3.9% INCREASE FOR CONSOLIDATED OPERATIONS

ARMSTRONG, IOWA, April 4, 2022 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the first quarter of fiscal 2022.

	For the Three Months Ended
	(Consolidated)
	February 28, 2022	February 28, 2021
Sales	$5,613,000	$5,401,000
Operating (Loss)	$(437,000)	$(369,000)
Net (Loss)	$(406,000)	$(315,000)
EPS (Basic)	$(0.09)	$(0.07)
EPS (Diluted)	$(0.09)	$(0.07)

Weighted Average Shares Outstanding:
Basic	4,569,720	4,475,279
Diluted	4,569,720	4,475,279

Sales: Our consolidated corporate sales for the three-month period ended February 28, 2022 were $5,613,000 compared to $5,401,000 during the same period in fiscal 2021, an increase of $212,000, or 3.9%. The increase in consolidated revenue is due to increased sales in our Agricultural Products segment.

Our first quarter sales in our Agricultural Products segment were $4,161,000 compared to $3,500,000 for the same period in fiscal 2021, an increase of $661,000, or 18.9%. The increase in revenue is due to increased demand for our grinder mixers, beet equipment and manure spreaders. For the second year in a row, we have experienced historic early order program success and are carrying record backlog numbers. Strong commodity prices have created demand that is struggling to be met within the agriculture industry because of labor and supply chain shortages, which has in turn increased the number of early orders we are seeing. We have taken steps to combat workforce labor shortages including the installation of robotic weld cells and other new equipment that makes our existing workforce more efficient and increases shop output.

Our first quarter sales in our Modular Buildings segment were $868,000 compared to $1,291,000 for the same period in fiscal 2021, a decrease of $423,000, or 32.8%. Our decrease in revenue is due largely to the progress on a large construction contract that neared completion at the end of the first quarter of fiscal 2021. We continue to see strong demand for business in this segment despite the slow start to fiscal 2022.

Our Tools segment had sales of $584,000 during the first quarter compared to $610,000 for the same period in fiscal 2021, a decrease of $26,000, or 4.3%. The Tools segment struggled with labor shortages in the first month of fiscal 2022, which led to disappointing sales in December. While labor shortages continued through the first quarter of fiscal 2022, production remained steady in the 2nd and 3rd months of fiscal 2022 to mitigate further losses. Since the labor market continues to be highly competitive in Canton, OH we are working on automated solutions to solve workforce issues in Q2 of fiscal 2022. Demand has grown in this segment in fiscal 2022 and we are currently carrying the largest backlog on record.

Net Loss: Consolidated net loss was $(406,000) for the three-month period ended February 28, 2022 compared to net loss of $(315,000) for the same period in fiscal 2021. While we did show bottom line improvement in our Agricultural Products segment, our Modular Buildings and Tools segments struggled in the first fiscal quarter of 2022. The first quarter of our fiscal year is typically our worst performing quarter of the year because of the timing of orders and production in our Agricultural Products segment. Our production increases in the spring and summer months in this segment and slows down again in the winter months. Our Tools segment is carrying the backlog to be successful for the remainder of the fiscal year as we work through labor shortages with automation. The Modular Buildings segment will be working on closing additional contracts to stabilize revenues for the remainder of the year.

Loss per Share: Loss per basic and diluted share for the first quarter of fiscal 2022 was ($0.09), compared to loss per basic and diluted share of $(0.07) for the same period in fiscal 2021.

President and CEO of Art’s Way Manufacturing, David King reports,

“I am very pleased to see our growth strategy deliver top-line revenue increases for consecutive quarters. While our outlook for the year is positive, we remain focused on investing in capital equipment that helps improve our efficiency and overcome labor shortages across all our facilities.”

“Supply chain issues and inflation continue to create challenges for product availability and put pressure on our margins. I am very proud of the extraordinary efforts put forth by our team and our suppliers to manage the situation and persevere in this difficult environment.”

King also states, “The ongoing strong demand for our products have led to the highest backlog levels in recent company history and we expect the favorable market conditions to continue to drive interest for the Agricultural Products and Tools divisions. Regarding our Modular Building segment, we expect increased activity in Q2 and Q3 as we finalize ongoing projects.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, forage equipment, manure spreaders, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, contact: David King, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) potential growth in our business segments; (iii) future results, including the timing of increased performance; and (iv)the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; the ongoing COVID-19 outbreak; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.